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                                                                      Plexus S-8
                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 24, 2001, except for information in Note 13 as to which the date is November 28, 2001, relating to the consolidated financial statements and financial statement schedule of Plexus Corp., which appears in Plexus Corp.'s Annual Report on Form 10-K for the year ended September 30, 2001.

We also consent to the incorporation by reference in this Registration Statement of our report dated May 18, 2001, relating to the financial statements, which appears in the Annual Report of the Plexus Corp. 401(k) Savings Plan on Form 11-K for the year ended December 31, 2000.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
December 28, 2001